Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”), dated as of February 28, 2006, is made and entered into by and between SmartVideo Technologies, Inc., a Delaware corporation, or its subsidiary or other affiliate thereof (SmartVideo Technologies, Inc. or any such subsidiary or other affiliate referred to herein individually and collectively as ("SVT” or “Company"), and David Ross ("Executive"), a resident of the state of Florida.

IN CONSIDERATION of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

1. EMPLOYMENT. The Company hereby agrees to employ Executive as the President of the Company and Executive hereby accepts such continued employment, on the terms and conditions hereinafter set forth.

2. TERM.

(a) Period of Employment. The period of employment of Executive by the Company under this Agreement (the “Employment Period”) shall commence on the date hereof (the “Commencement Date”) and shall end on the second anniversary thereof (February 28, 2008). The Employment Period may be sooner terminated by either party in accordance with Section 5 of this Agreement.

(b). Except as hereinafter provided, either the Company or Executive may terminate this Agreement at any time, with or without cause. Such termination shall be evidenced by delivery from the terminating party of a Notice of Termination (as defined below).

3. POSITION AND DUTIES. During the Employment Period, Executive shall serve as President, and shall report solely and directly to the Board of Directors (“Board”) of the Company. Executive shall have those powers and duties normally associated with executives in entities comparable to the Company and such other powers and duties as may be prescribed by the Company; PROVIDED THAT, such other powers and duties are consistent with Executive's position as President of the Company. Executive covenants and agrees, at all times during his employment hereunder, to devote his full-time efforts, energies and skills to his duties as an Executive of the Company, to serve the Company diligently and to the best of Executive’s ability and at all times to act in compliance with the Company’s rules, regulations, policies and procedures as shall be in effect from time to time. Notwithstanding the foregoing, Executive may continue with his consulting services and other services to various broadcast companies, and semi-precious jewelry sales, including a radio station in the Bahamas, phone jewels, as well as continue to trade in passive investments so long as such services do not interfere or have any material effect on Executive fulfilling his duties with the Company. Executive further covenants and agrees that he will not, directly or indirectly, engage or participate in any activities at any time during such employment which conflict with the business of the Company.

Executive agrees that he will fulfill his duties at such locations as Executive believes is reasonably appropriate for the betterment of the Company and to appropriately fulfill his duties and obligations under this Agreement.

4. COMPENSATION AND RELATED MATTERS.

(a) BASE SALARY AND BONUS. During the Employment Period, the Company shall pay Executive a base salary at the rate of not less than $200,000.00 per year ("Base Salary"). Executive's Base Salary shall be paid in approximately equal installments in accordance with the Company's customary payroll practices. The Compensation Committee (the "Committee") of the Board of Directors of the Company (the "Board") shall review Executive's Base Salary for increase (but not decrease) no less frequently than annually and consistent with the compensation practices and guidelines of the Company. If Executive's Base Salary is increased by the Company, such increased Base Salary shall then constitute the Base Salary for all purposes of this Agreement.

(b) EXPENSES. The Company shall promptly reimburse Executive for all business expenses, including the reasonable expenses related to travel to and from Executive’s residence in Florida and the Company’s offices in Duluth, Georgia, upon the presentation of reasonably itemized statements of such expenses in accordance with the Company's policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of the Company. The Company shall pay all travel and incidental travel expenses commensurate with the position of the Executive. During the term of the Agreement, Executive shall be entitled to, at the sole expense of the Company, non-dialup Internet access at the location designated by Executive, smart cellular phone capable of full access to the Company’s products and a lap top, tablet personal computer. Additionally, for purposes of performing those duties required by the Company of Executive in the Atlanta, Georgia area, the Company will reimburse Executive for rental costs of an apartment or condominium unit near the Company’s Duluth, Georgia offices, not to exceed $1,500.00 per month.

(c) VACATION. Executive shall be entitled to twenty (20) days of paid vacation during each year of the Employment Period. In addition to vacation, Executive shall be entitled to the number of sick days per year to which other senior executive officers of the Company with similar tenure are entitled under the Company's policies, as detailed in the Employee Handbook.

(d) SERVICES FURNISHED. During the Employment Period, the Company shall furnish Executive, all appropriate office space, secretarial and all other support normally provided to and consistent with Executive’s position as President of the Company.

(e) WELFARE, PENSION AND INCENTIVE BENEFIT PLANS AND PERQUISITES. During the Employment Period, Executive (and his spouse and dependents to the extent provided therein) shall be entitled to participate in and be covered under all the welfare benefit plans or programs maintained by the Company from time to time for the benefit of its senior executives including, without limitation, all medical, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs, and in Executive’s case, at the sole cost and expense of the Company. The Company shall at all times provide to Executive (and his spouse and dependents, under the age of 22 years old, to the extent provided under the applicable plans or programs) (subject to modifications affecting all senior executive officers) the same type and levels of participation and benefits as are being provided to other senior executives (and their spouses and dependents to the extent provided under the applicable plans or programs) on the Commencement Date. In addition, during the Employment Period, Executive shall be eligible to participate in all pension, retirement, savings and other employee benefit plans and programs maintained from time to time by the Company for the benefit of its senior executives.

(f) STOCK OPTIONS.

(i) On the Commencement Date, the Company hereby grants to Executive stock options to acquire one million (1,000,000) shares of the Company's common stock, at an exercise price of $2.10 per share, (each, an "Option" and collectively the "Options") under such terms and conditions as provided for in clause (ii) below.

(ii) The Options described in paragraph (i) above shall be subject to the following terms and conditions:

(A)	the Options shall be granted pursuant to this Agreement and the exercise price per share of each Option shall be market value on the Commencement Date of this Agreement;
(B)
the Options shall be separated between Incentive Stock Options (“ISO”) and Nonqualified Stock Options (“NSO”), as shall be detailed by Executive to the Company within seven (7) days of the Commencement Date.

(C)
the NSOs shall vest and be exercisable in the following percentages and at the following times: (1) fifty percent (50%) of the shares on the Commencement Date, and (2) fifty percent (50%) of the shares on the first anniversary of the Commencement Date;

(D)
the ISOs shall vest and be exercisable in the following percentages and at the following times: (1) ten percent (10%) of the shares on the Commencement Date, and (2) ten percent (10%) on each annual anniversary of the Commencement Date for the succeeding nine (9) years.

(E)	the Options shall be issued on the execution of this Agreement and be non-revocable by the Company or the Board of Directors or any third party;
(F)	each Option shall be exercisable for the ten (10) year period following the date of grant;
(G)	each Option grant shall become 100% vested, fully exercisable and issued cashless for the full amount per this Agreement and fully exercisable upon a Change in Control; and
(H)	each Option shall be evidenced by, and subject to, a stock option agreement whose terms and conditions are consistent with the terms hereof.

(iii) “Change in Control” shall be defined as the acquisition of more than 50% of the shares or the assets of the Company by individuals or entities not shareholders at the Commencement Date.

5. IMPACT OF TERMINATION.

(a) Executive's employment hereunder may be terminated during the Employment Period, either by Executive or the Company, with or without cause. Nevertheless, if the Company terminates Executive’s employment for “Cause” as defined below, other than b(i), or if Executive resigns his employment with the Company prior to the end of the Employment Period without providing the requisite advance Notice of Termination as defined in section 6 below, Executive forfeits those options that have not vested as of the date of termination or resignation. On the other hand, if the Company terminates Executive without “Cause” as defined below or if Executive resigns with the requisite advance Notice of Termination as defined in section 6 below or Executive is terminated for “Cause” based upon b(i), a pro rata portion of Executive’s unvested shares will vest immediately upon the termination without Cause or resignation with the requisite advance Notice of Termination or under b(i). For example, if Company terminates Executive’s employment without Cause halfway through his first year of employment 25% of his NSOs, or one-half of the remaining unvested NSO shares, will automatically vest at the time of termination and 5% of his unvested ISO shares will vest.

(b) “Cause” - For purposes of this Agreement, “Cause” shall mean, without limitation: (i) the inability of Executive, through sickness or other incapacity, to perform the essential functions of his position for a period in excess of ninety (90) substantially consecutive days or upon Executive’s death (but Executive shall remain eligible for any death or disability policies, if any, which the Employer maintains for Executive); (ii) the commission of a felony or a crime involving moral turpitude or the commission of any other act or omission involving dishonesty or fraud; (iii) substantial and repeated failure to perform duties of the office held by Executive as reasonably directed by the Board after written notice of each failure with the appropriate action Executive should take to cure such failure and Executive’s failure to take such action; (iv) gross negligence or willful misconduct with respect to the Company; (v) a material breach of this Agreement, including the attached Confidentiality, Non-Compete or Non-Solicitation Agreement, which is expressly incorporated into this Agreement and Executive’s failure to cure such material breach after written notice and direction on the appropriate action Executive should take to cure the material default; (vi) the failure of Executive for any reason, within ten (10) days after receipt by Executive of written notice thereof from the Company, to correct, cease or otherwise alter any failure to comply with instructions or other action or omission which the Board reasonably believes does or may materially or adversely affect its business or operations; (vii) misconduct by Executive which is of such a serious or substantial nature that a reasonable likelihood exists that such misconduct will materially injure the reputation of the Company if Executive were to remain employed by the Company; and (viii) harassing or discriminating against the Company’s employees, customers or vendors in violation of the Company’s policies.

6. NOTICE OF TERMINATION. Any termination of Executive's employment by the Company or by Executive during the Employment Period shall be communicated by written “Notice of Termination” to the other party hereto in accordance with Section 12. For other than a “Cause” termination (a “Cause” termination may be effected immediately, without advance notice, unless Paragraph 5(b) requires notice for a “Cause” to properly exist), the Company shall provide Executive with Notice of Termination thirty (30) days in advance of the termination date. In the event of a termination for reasons other than cause, Executive shall receive all compensation and benefits for the remainder of the Employment Period as if no such notice of termination had occurred. Similarly, Executive must provide the Company with Notice of Termination thirty (30) days prior to his resignation. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

7. RESTRICTIVE COVENANTS.

Executive agrees that as a condition of his employment under this Agreement, Executive will execute and abide by the Confidentiality, Non-Compete, Non-Solicitation Agreement, which is attached to this Agreement and is expressly incorporated herein.

8. INDEMNIFICATION.

The Company agrees that if Executive is made a party or a threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that Executive is or was a trustee, director or officer of the Company or any subsidiary of the Company or is or was serving at the request of the Company or any subsidiary as a trustee, director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a trustee, director, officer, member, employee or agent while serving as a trustee, director, officer, member, employee or agent, Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by Delaware law, as the same exists or may hereafter be amended, against all Expenses incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if Executive has ceased to be an officer, director, trustee or agent, or is no longer employed by the Company and shall inure to the benefit of his heirs, executors and administrators. As used in this Agreement, the term "Expenses" shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements, and costs, attorneys' fees, accountants' fees, and disbursements and costs of attachment or similar bonds, investigations, and any expenses of establishing a right to indemnification under this Agreement.

9. GOVERNING LAW.

The construction and interpretation of this Agreement shall at all times and in all respects be governed by the laws of the State of Florida without regard to its rules of conflicts of laws. Any claim, complaint, or action brought under this Agreement shall be brought in a court of competent jurisdiction in the State of Florida, whose courts shall have exclusive jurisdiction over claims, complaints, or actions brought under this Agreement, and the Company and Executive hereby agree and submit to the personal jurisdiction and venue thereof.

10.  WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT OR HE MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.

11. SUCCESSORS; BINDING AGREEMENT.

(a) COMPANY'S SUCCESSORS. No rights or obligations of the Company under this Agreement may be assigned or transferred except that the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as herein before defined and any successor to its business and/or assets (by merger, purchase or otherwise) which executes and delivers the agreement provided for in this Section 11 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b) EXECUTIVE'S SUCCESSORS. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. Upon Executive's death, this Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive's beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to Executive's interests under this Agreement. Executive shall be entitled to select and change a beneficiary or beneficiaries to receive any benefit or compensation payable hereunder following Executive's death by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary (ies), estate or other legal representative(s). If Executive should die following his date of termination while any amounts would still be payable to him hereunder if he had continued to live, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by Executive, or otherwise to his legal representatives or estate.

12. NOTICE. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:

David Ross
740 West Palm Ave.
Boca Raton, Florida 33432

If to the Company:

SmartVideo Technologies, Inc.
3505 Koger Blvd, Ste. 400
Duluth, GA. 30096
               Attention: Chairman of the Board

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

13. MISCELLANEOUS. No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by Executive and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The respective rights and obligations of the parties hereunder of this Agreement shall survive Executive's termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.

14. VALIDITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

15. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

16. ENTIRE AGREEMENT. Except as other provided herein, this Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter. Except as other provided herein, any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.

17. WITHHOLDING. All payments hereunder shall be subject to any required withholding of Federal, state and local taxes pursuant to any applicable law or regulation.

18. NONCONTRAVENTION. The Company represents that the Company is not prevented from entering into, or performing this Agreement by the terms of any law, order, rule or regulation, its by-laws or declaration of trust, or any agreement to which it is a party, other than which would not have a material adverse effect on the Company's ability to enter into or perform this Agreement.

19. SECTION HEADINGS. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

20. SEVERABILITY. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted. If such invalidity is caused by duration, geographic scope or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

SmartVideo Technologies, Inc.	Executive

/s/ Richard E. Bennett, Jr.	/s/ David R. Ross

Title: Chief Executive Officer